Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-199009 and 333-198049) on Form S-8 of USA Technologies, Inc. of our report dated September 13, 2016, relating to the consolidated financial statement and schedule of USA Technologies, Inc. which report expresses an unqualified opinion which appears in this Annual Report on Form 10-K for the year ended June 30, 2016.

Our report dated September 13, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expressed an opinion that USA Technologies, Inc. had not maintained effective internal control over financial reporting as of June 30, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013 which appears in this Annual Report on Form 10-K for the year ended June 30, 2016.

/s/ RSM US LLP

New York, NY

September 13, 2016